Manning & Napier 485APOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Manning & Napier Fund, Inc. of our report dated February 16, 2024, relating to the financial statements and financial highlights, which appear in the Annual Report of Credit Series on Form N-CSR for the year ended December 31, 2023. We also consent to the references to us under the headings “Financial Statements” and “Transfer Agent, Dividend Disbursing Agent, Custodian, Independent Registered Public Accounting Firm, and Counsel” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

June 18, 2024